EXHIBIT 10.42
THIS IS AN ADDENDUM TO THE LEASE AGREEMENT DATED AUGUST 5,
2005 WHEREIN IS REFERRED TO AS “LESSOR” AND IS REFERRED TO AS
“LESSEE” FOR THE PROPERTY COMMONLY KNOWN AS 235 TENNANT
AVENUE #5, MORGAN HILL, CALIFORNIA
The Provisions of this Addendum shall amend and supercede the Provisions if the Lease Agreement were inconsistent. In all other aspects the Terms and Conditions contained in the Lease Agreement shall remain in full force and effect.
1.	Additional Space Leased:

Lessee had elected to lease unit #4 adjacent to its current unit #5. Therefore, Section 1.2(a) of this lease shall be amended from a 3,200 square foot unit to a 5,600 square foot unit. Total rent for the additional 2,400 square feet rented shall be $1,920.00 per month Gross. This rent amount shall be added with the Lessee’s current rent schedule under the same terms and conditions in the above referenced lease.

READ AND APPROVED

Lessee: Save the World Air, Inc.		Lessor: Tom Jackson

By:	/s/ Bruce McKinnon	By:	/s/ Tom Jackson